Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of the 4th day of February, 2022 (the “Effective Date”), by and between Thomas M. Grbelja (the “Employee”) and Nestbuilder.com Corp., a Nevada corporation (the “Company”). The parties to this Agreement are sometimes collectively referred to as “Parties,” and individually as a “Party.”

RECITALS

A. On August 17, 2018, the Company and the Employee entered into that certain Employment Agreement dated August 17, 2018 (the “Employment Agreement”), pursuant to which Company agreed to pay the Employee a base salary of $70,000 per year.

B. On September 25, 2018, the Company and the Employee entered into that certain First Amendment to Employment Agreement dated September 25, 2018 (the “Employment Agreement Amendment”), pursuant to which the Employee agreed to receive a reduced base salary of $24,000 per year and the Company agreed to adopt, prior to June 30, 2019, an employee stock option plan or similar plan for compensating, incentivizing, retaining and attracting employees, of which the Employee would be entitled to receive equity securities pursuant to such plan from time to time in the discretion of the board of directors of the Company (the “Board”).

C. On July 25, 2019, the Board approved the issuance to the Employee of a warrant to purchase 230,000 shares of the Company’s common stock at an exercise price of $0.20 per share (the “2019 Warrant”), which warrant is currently underwater. The number of shares of the Company’s common stock underlying the 2019 Warrant was calculated by taking the difference between the Employee’s base salary under the Employment Agreement and the Employee’s reduced base salary under the Employment Agreement Amendment over the period from August 2018 to July 2019 and dividing such difference by $0.20 per share.

D. On July 25, 2019, the Board also approved the automatic issuance to the Employee of additional warrants to purchase the Company’s common stock on a quarterly basis, with the number of shares of the Company’s common stock underlying such warrants to be calculated by taking the difference between the Employee’s base salary under the Employment Agreement and the Employee’s reduced base salary under the Employment Agreement Amendment and dividing such difference by a price per share determined by calculating the average of the sales price of the common stock over the ten days preceding the issuance of the warrants. The Company did not issue any additional warrants to the Employee pursuant to the foregoing approved Board action.

E. On April 30, 2020, the Company ceased paying a salary to the Employee. Nevertheless, from April 30, 2020 to the date of this Agreement, the Employee continued to render services to the Company without sufficient compensation.

F. The Company now desires to induce the Employee to remain in the employ of the Company as its Chief Financial Officer, and the Employee desires to continue to serve in such capacity.

G. The 2019 Warrant is currently underwater and may not be effective as an employee performance and retention incentive. Further, the Company does not have sufficient cash flow or other resources to pay the Employee a sufficient salary for serving as the Chief Financial Officer of the Company, and, in lieu of a salary for the year 2022, the Company desires to issue the Securities (as defined below) to the Employee.

H. The Company now desires to enter into this Agreement to avoid litigation with the Employee, to resolve and settle all possible claims the Employee may have against the Company, including for owed but unpaid compensation, and to induce the Employee to continue to serve as the Chief Financial Officer of the Company by providing incentives to retain and motivate the Employee.

I. The Parties now desire to resolve, compromise and settle all claims and controversies between them, including without limitation all claims and controversies with respect to the Employee’s employment with the Company and any unpaid compensation owed to the Employee by the Company in respect thereto, on the terms set forth below.

NOW, THEREFORE, in order to settle the claims and controversies between them and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby voluntarily, intentionally and upon the advice and guidance of each of their independent legal counsel, execute this Agreement and agree as follows.

SETTLEMENT TERMS

1. Consideration. For and in consideration of the issuance of the Securities set forth below, the mutual releases, and the other terms and obligations set forth herein, the Parties agree to the terms of this Agreement.

2. Issuance of Securities. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to issue to the Employee a warrant to purchase One Million Nine Hundred Seventy Five Thousand (1,975,000) shares of common stock of the Company (the “Warrant”) and Two Hundred Seventy Five Thousand (275,000) shares of restricted common stock of the Company (the “Restricted Stock” and, together with the Warrant and the shares of common stock to be acquired upon the exercise of the Warrant, the “Securities”) on the terms and conditions set forth herein. In connection with the foregoing, the Company and the Employee shall execute and deliver the Restricted Stock Award Agreement, the form of which is attached hereto as Exhibit A (the “Restricted Stock Agreement”), and the Company shall execute and deliver the Common Stock Purchase Warrant, the form of which is attached hereto as Exhibit B (the “Warrant Agreement,” and together with the Restricted Stock Agreement, the “Ancillary Agreements”).

3. Employee’s Complete Release and Waiver of Claims.

(a) For and in consideration of the Securities, and for other good and valuable consideration set forth herein, the Employee, for and on behalf of himself, and his heirs, administrators, attorneys, executors and assigns, effective as of the Effective Date, does fully and forever release, remise and discharge the Company and any of its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, members, shareholders, employees, attorneys, and agents (collectively, the “Company Parties”), from any and all claims whatsoever up to the Effective Date which the Employee had, may have had, or now has against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claims arising out of or attributable to the Employee’s employment or the termination of his employment, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, retaliation, hostile work environment, harassment, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Fair Labor Standards Act, 29 U.S.C. §201 et seq.; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state, or local human or civil rights, wage-hour, pension or labor law, rule and/or regulation, each as may be amended from time to time; all other federal, state and local laws, statutes, and ordinances; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, restitutions, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. The Parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

(b) Employee acknowledges and agrees that as of the Effective Date he has no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in the preceding paragraph.

(c) Nothing contained in this Section 3 shall be a waiver of any claims that cannot be waived by law.

(d) Employee acknowledges and agrees that all of the payment(s) and other benefits he is to receive hereunder were and are in full discharge and satisfaction of any and all liabilities and obligations of the Companies Parties, or any of them, due to him, monetarily or with respect to employee wages, benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company Parties or any of them, and/or any alleged understanding or arrangement between the Employee and the Company Parties. Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against the Company Parties for wages, earned vacation, paid time off, bonuses, expenses, severance pay, and benefits earned through the date of the execution of this Agreement.

4. Right to Revoke and Rescind. Employee is hereby informed of his right to revoke his release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of his intent to do so within 7 calendar days following his signing of this Agreement (the “Revocation Period”). Employee understands that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: Nestbuilder.com Corp., 201 W. Passaic Street, Suite 301, Rochelle Park, NJ 07662.

5. Opportunity for Review; Acceptance. Employee has until 21 days after the Effective Date (the “Review Period”) to review and consider whether to sign this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the 21-day consideration period. During this time, the Company advises Employee to consult with an attorney of his choice. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, Employee must execute this Agreement and return the executed copy of the Agreement to Nestbuilder.com Corp., 201 W. Passaic Street, Suite 301, Rochelle Park, NJ 07662. In the event of Employee’s failure to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither the Company nor any member of the Company Parties will have any obligations hereunder.

By execution of this Agreement, Employee expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and: (a) Employee acknowledges that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by him; (b) Employee expressly understands that this waiver specifically refers to rights or claims arising under the ADEA; (c) Employee expressly understands that by execution of this Agreement, he does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) Employee acknowledges that the waiver of rights or claims arising under the ADEA is in exchange for the Securities, which is above and beyond that to which Employee is entitled; (e) Employee acknowledges that the Company is expressly advising him to consult with an attorney of his choosing prior to executing this Agreement; (f) Employee has been advised by the Company that he is entitled to up to twenty-one (21) days from receipt of this Agreement within which to consider this Agreement, which period is referred to as the Review Period; (g) Employee acknowledges that he has been advised by the Company that he is entitled to revoke (in the event he executes this Agreement) this waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said waiver will not be, and does not become, effective or enforceable until the seven (7) day Revocation Period has expired; (h) The Parties agree that should Employee exercise his right to revoke the waiver, this entire Agreement, and its obligations, including, but not limited to the obligation to provide the Employee with Securities and any other benefits, are null, void and of no effect; (i) Employee acknowledges and agrees that he will communicate his decision to accept or reject this Agreement to the Company as provided herein; and (j) Nothing in this Agreement shall be construed to prohibit him from providing truthful testimony and/or information, or in other ways cooperating in the course of an investigation or proceeding authorized by law or conducted by a government agency. Should Employee elect to revoke this Agreement within the Revocation Period, a written notice of revocation shall be delivered to Nestbuilder.com Corp., 201 W. Passaic Street, Suite 301, Rochelle Park, NJ 07662.

6. Company’s Complete Release and Waiver of Claims. The Company, for and on behalf of each of its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, members, shareholders, administrators, executors and assigns, successors in interest, employees, attorneys, and agents, does fully and forever release, remise and discharge the Employee, from any and all claims whatsoever up to the date of this Agreement which the Company had, may have had, or now has against the Employee, including without limitation any claims against the Employee arising from or related to the Employment Agreement, Employment Agreement Amendment or the employment of the Employee by the Company, for or by reason of any matter, cause or thing whatsoever, whether for tort, breach of express or implied contract, fraud, defamation, libel or slander. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, restitutions, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. The Parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

7. Termination of Agreements.

(a) Except as set forth in Section 7(b), in furtherance of the releases and other provisions of Sections 3 and 6, the Parties hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among the Parties and their affiliates, including, without limitation, the Employment Agreement and Employment Agreement Amendment. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or their respective affiliates or to be continued from and after the Effective Date).

8. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire Agreement between the Parties, and contains all of the terms, covenants, conditions, and agreements between the Parties hereto relative to the subject matter hereof. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among or between the Parties. This Agreement merges and supersedes all prior discussions, oral or written agreements and understandings of every kind and nature among and between the Parties. No Party has relied upon any representation, promise, assurance, covenant, omission or agreement not included in the terms hereof in making the decision to enter into this Agreement.

9. Non-Disparagement. The Parties agree to refrain from making any disparaging or negative statements or communications regarding each other regarding the subject matter hereof. However, nothing in this Agreement is intended to or must prevent, impede or interfere with a Party providing truthful testimony and/or information, or in other ways cooperating in the course of an investigation or proceeding authorized by law or conducted by a government agency.

10. No Admission. The parties hereto acknowledge and agree that this Agreement constitutes a compromise and settlement of disputed claims. This Agreement shall not constitute an admission of the occurrence or non-occurrence of any facts, acts, omissions, and/or circumstances by any of the parties hereto, nor shall it constitute an admission of liability by any of the parties.

11. Additional Documents. All Parties hereto agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

12. No Promises or Representations. The Parties agree that no representation or promise that is not expressly contained in this Agreement has been made and further acknowledge that each is not entering into this Agreement on the basis of any other promise or representation, express or implied. The terms hereto are contractual and not a mere recital.

13. Independent Advice. The Parties represent and acknowledge that they have received independent legal advice regarding this Agreement.

14. Knowing and Voluntary Agreement. The Parties specifically represent that each has carefully read and fully understands all of the provisions of this Agreement, and that each Party is voluntarily and knowingly entering into it. The Parties also specifically represent that prior to signing this Agreement, each was provided a reasonable period of time within which to consider whether to accept this Agreement. The Parties have been advised that this is an important legal document and that each should consult with an attorney of their choosing prior to entering into this Agreement. Each Party specifically represents that it has been given an opportunity to consult with counsel and that, to the extent desired, he or it has consulted with an attorney of their choosing regarding the terms and conditions of this Agreement.

15. Amendment. Neither this Agreement nor any provisions hereof may be changed, discharged or terminated orally and may be modified or amended only by an instrument in writing, signed by all Parties, which must be and internally reference itself as an amendment to this agreement. Likewise the rights of and available to each of the Parties under this Agreement cannot be waived or released orally, and may be waived or released only by an instrument in writing, signed by the Party whose rights will be diminished or adversely affected by the waiver.

16. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada. The Parties hereto each agree to and submit themselves to the exclusive jurisdiction of state or federal courts located in Clark County, Nevada for any action arising out of this Agreement. No Party shall bring any action related to or arising out of this Agreement in any other court. No Party shall assert any defense to venue in such courts based on inconvenient forum or otherwise.

17. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

18. Invalidity. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the same shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein.

19. Notices. Any notice to be given under this Agreement shall be given by electronic mail or by placing the notice in the United States mail, certified or registered, properly stamped and addressed to the address shown below or to such other address as the respective party may direct in writing to the other, or by personal delivery to such address by a party, or by a reputable delivery service which documents delivery. Such notice shall be deemed to be received three (3) days after placing in the mail or upon such personal delivery as follows:

If to Company:	Nestbuilder.com Corp.
201 W. Passaic Street, Suite 301
Rochelle Park, NJ 07662
Email: ____________________

If to Employee:	Thomas M. Grbelja
_________________________
_________________________
Email: ____________________

20. Assigns. This Agreement shall inure to the benefit of the Parties’ heirs, successors, and assigns.

21. Interpretation. The section and other headings contained in this Agreement are for purposes of reference only and shall not limit, expand, or otherwise affect the construction of any of the provisions of this Agreement. Whenever the context reasonably permits, the singular shall include the plural, the plural shall include the singular, and the whole shall include any part thereof. Further, the masculine gender shall include the female gender and neuter, and vice versa. The recital paragraphs set forth above are expressly incorporated in and form a part of this Agreement by this reference. Time is of the essence with respect to the performance of each and every one of the Parties’ respective duties and obligations hereunder and with respect to all of the rights, interests, titles, terms and provisions arising from or in connection with this Agreement. This Agreement represents the wording selected by the Parties to define their agreement and no rule of strict construction shall apply against any Party. Each Party represents that it has had or has been advised to have the representation of its legal counsel in connection with the preparation of this Agreement. The words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.” Any terms defined in this Agreement in the singular shall have a comparable meaning when used in the plural, and vice versa.

22. Enforcement. In the event either Party suspects the other Party has breached this Agreement, the Party suspecting breach shall provide written notice to the other Party describing in detail the suspected breach, and shall provide the Party suspected of breach ten (10) business days to attempt to cure or remedy the breach. The Parties agree to comply with this provision by meeting and conferring in good faith regarding any alleged breach.

23. Attorneys’ Fees and Costs. In the event any party to this Agreement files an action against any other party to enforce the terms of this Agreement, the prevailing party in such dispute shall be entitled to receive an award of its reasonable attorney’s fees and costs incurred in the action as well as reasonable expert witness fees.

24. Attorneys’ Fees and Costs Incurred In Dispute. Each Party agrees to bear its attorney’s fees and costs incurred as part of this dispute.

25. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures upon any counterpart or upon the same instrument, and all signed counterparts shall be deemed to be an original. A faxed or emailed signature shall have the same effect as though it were signed in the original.

[This page purposely ends at this point. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first shown above.

COMPANY:

Nestbuilder.com Corp.,
a Nevada corporation

By:	Alex Aliksanyan, Chief Executive Officer

EMPLOYEE:

By:
Thomas M. Grbelja

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

EXHIBIT A

RESTRICTED STOCK AWARD AGREEMENT

(see attached)

EXHIBIT B

COMMON STOCK PURCHASE WARRANT

(see attached)